EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-184375 and No. 333-168890 on Form S-8 of our reports dated April 26, 2013, relating to the consolidated financial statements of AutoNavi Holdings Limited, its subsidiaries, its variable interest entities(“VIEs”) and its VIEs’ subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the retrospective application of the authoritative guidance regarding the presentation of comprehensive income) and the effectiveness of the Group’s internal control over financial reporting appearing in the Annual Report on Form 20-F of AutoNavi Holdings Limited for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China
April 26, 2013